JOHN HANCOCK TRUST
AMENDMENT TO SUBADVISORY AGREEMENT
Invesco Advisers, Inc.
     AMENDMENT made as of this            day of June, 2010 to the Subadvisory Agreement dated January 28, 1999 (the “Agreement”), as amended, between John Hancock Investment Management Services, LLC, a Delaware limited partnership (the “Adviser”), and Invesco Advisers, Inc., (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN NAME
     All references in the Agreement to “Invesco Aim Capital Management, Inc” are hereby changed to “Invesco Advisers, Inc.”
2. CHANGE IN APPENDIX A
     Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended to:
a. add the compensation of the International Growth Stock Trust as noted in Appendix A.
b. reduce the compensation of the Small Company Growth Trust as noted in Appendix A.
3. EFECTIVE DATE
     This Amendment shall become effective upon the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust (the “Trust”), and (ii) execution of the Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Investment Management Services, LLC
By:
Bruce R. Speca
Executive Vice President

Invesco Advisers, Inc.
By: